Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper’s Board of Directors Elects

Ambassador William J. Burns to Its Board

MEMPHIS, Tenn. – February 11, 2015 – International Paper Company (NYSE: IP) announced the election of Ambassador William J. Burns to its Board of Directors effective February 11, 2015. Ambassador Burns, age 58, is President of the Carnegie Endowment for International Peace, the oldest international affairs think tank in the United States. Ambassador Burns served in the U.S. Department of State as Deputy Secretary of State from 2011 to 2014, as Under Secretary for Political Affairs from 2008 to 2011, and as Ambassador to Russia from 2005 to 2008, among many other posts during his 33 years in the Foreign Service.

“Bill’s extensive public policy experience both domestically and internationally brings a unique and valuable perspective to the International Paper Board of Directors, said Mark Sutton, Chairman and CEO. “We are extremely pleased to have him join our board.”

Ambassador Burns earned a bachelor’s degree in history from LaSalle University and a master’s degree and doctorate in international relations from Oxford University, where he studied as a Marshall Scholar. He speaks Russian, Arabic and French.

To learn more about other members of International Paper’s Board of Directors, visit www.internationalpaper.com under the Company and Corporate Governance tab.

About International Paper

International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging along with uncoated papers and pulp. Headquartered in Memphis, Tenn., the company employs approximately 58,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2014 were $24 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

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Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731 and Michele Vargas, 901-419-7287.